================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        COSTCO WHOLESALE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          [LOGO OF COSTCO WHOLESALE]

                                999 Lake Drive
                          Issaquah, Washington 98027

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

  Notice is given that the Annual Meeting of the shareholders of Costco Wholesale Corporation, successor to Costco Companies, Inc. (the "Company") will be held at the Meydenbauer Center Hall, 11100 N.E. 6th, Bellevue, Washington 98004 on Thursday, January 27, 2000 at 10:00 a.m. for the following purposes:

 1.To elect three Class I directors to hold office until the 2003 Annual Meeting of Shareholders and until their successors are elected and qualified.

 2.To consider and approve indemnity agreements to be entered into between the Company and each of its directors and certain of its executive officers.

 3.To consider and ratify the selection of the Company's independent auditors.

 4.To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only shareholders of record at the close of business on December 10, 1999 are entitled to notice of, and to vote at, the meeting.

  All shareholders are requested to be present in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

  Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors,

                                          /s/ Joel Benoliel

                                          Joel Benoliel
                                          Secretary

December 13, 1999

                          [LOGO OF COSTCO WHOLESALE]

                               ----------------

                                PROXY STATEMENT
                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                               January 27, 2000

                               ----------------

                     SOLICITATION AND REVOCATION OF PROXY

  Proxies in the form enclosed are solicited by the Board of Directors of Costco Wholesale Corporation, successor to Costco Companies, Inc. (the "Company") to be voted at the annual meeting of shareholders to be held on January 27, 2000, or any adjournments (the "Annual Meeting"). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about December 13, 1999.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. In the absence of voting instructions, the shares will be voted for:

  .  the nominees for director listed in these materials and on the proxy;
  . the approval of indemnity agreements between the Company and each of its directors and certain of its executive officers; and
  .  the ratification of the Company's independent auditors.

  A shareholder giving a proxy has the power to revoke it any time before it is voted.

  Only shareholders of record at the close of business on December 10, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. At the
close of business on the Record Date, there were                  shares of
common stock, par value $.01 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

  A majority of the Common Stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Other than proposals relating to the election of directors, the affirmative vote of at least a majority of the Common Stock present at the Annual Meeting, either in person or by proxy, is required to approve each proposal. With respect to the election of directors, the three directors receiving the highest number of votes will be elected to the Board of Directors. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Other than in the election of directors, in determining whether a proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

  In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company may employ an outside entity to assist in the solicitation process, but no arrangement has been finalized for such solicitation.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on November 30, 1999. The following is based solely on statements on filings with the Securities and Exchange Commission (the "SEC") or other reliable information.

              Name and Address of Beneficial Owner              Shares   Percent
              ------------------------------------            ---------- -------
     Putnam Investments...................................... 22,202,371     %
     One Post Office Square
      Boston, Massachusetts 02109
     Janus Capital Corp...................................... 13,578,403     %
     100 Fillmore Street, Suite 300
      Denver, Colorado 80206

  The following table sets forth the shares of the Common Stock owned by each director of the Company, each nominee for election as a director of the Company and all directors and executive officers as a group on November 30, 1999.

                                                             Shares
                                                          Beneficially
                 Name of Beneficial Owner                     Owned     Percent
                 ------------------------                 ------------- -------
     James D. Sinegal...................................            (1)      %
     Jeffrey H. Brotman.................................            (2)      %
     Richard D. DiCerchio...............................            (3)     *
     Richard A. Galanti.................................            (4)     *
     Benjamin S. Carson, Sr., M.D. .....................            (5)     *
     Hamilton E. James..................................            (6)     *
     Richard M. Libenson................................            (7)     *
     John W. Meisenbach.................................            (8)     *
     Charles T. Munger..................................            (9)     *
     Frederick O. Paulsell, Jr. ........................           (10)     *
     Jill A. Ruckelshaus................................           (11)     *
     All directors and executive officers as a group (18
      persons)..........................................           (12)      %

--------
  *  Less than 1%.
 (1) Includes         shares issuable under currently exercisable stock
     options and options exercisable within sixty days of November 30, 1999.
 (2) Includes          shares held by a trust of which Mr. Brotman is a
     principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 10 shares owned by a trust for the benefit of
     Mr. Brotman's son. Also includes        shares issuable under currently
     exercisable stock options and options exercisable within sixty days of November 30, 1999.
 (3) Includes        shares issuable under currently exercisable stock options
     and options exercisable within sixty days of November 30, 1999.
 (4) Includes        shares issuable under currently exercisable stock options
     and options exercisable within sixty days of November 30, 1999.
 (5) Includes         shares issuable under currently exercisable stock
     options and options exercisable within sixty days of November 30, 1999.
 (6) Includes        shares issuable under currently exercisable stock options
     and options exercisable within sixty days of November 30, 1999.
 (7) Includes        shares held by a trust of which Mr. Libenson is a co-
     trustee and beneficiary. Includes        shares issuable under currently
     exercisable stock options and options exercisable within sixty days of November 30, 1999.

 (8) Includes         shares held by a trust of which Mr. Meisenbach is the
     principal beneficiary, of which he may be deemed to be beneficial owner,
     and         shares issuable under currently exercisable stock options and options exercisable within sixty days of November 30, 1999.
 (9) Includes        shares issuable under currently exercisable stock options
     and options exercisable within sixty days of November 30, 1999.
(10) Includes        shares issuable under currently exercisable stock options
     and options exercisable within sixty days of November 30, 1999.
(11) Includes        shares issuable under currently exercisable stock options
     and options exercisable within sixty days of November 30, 1999.
(12) Includes           shares issuable under currently exercisable stock
     options and options exercisable within sixty days of November 30, 1999.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Board is divided into three classes. Directors are elected, by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of James D. Sinegal, Jeffrey H. Brotman and Richard A. Galanti is nominated as a member of Class I, to serve for a three-year term until the annual meeting of shareholders in 2003 and until his successor is elected and qualified.

  Each of the nominees has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than three nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Shareholders do not have cumulative voting rights in the election of directors.

Directors

  The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                                                        Expiration of Term
          Name              Current Position with the Company(1)    Age    as Director
          ----              ------------------------------------    --- ------------------
James D. Sinegal          President, Chief Executive Officer and     63        2000
                          Director
Jeffrey H. Brotman        Chairman of the Board of Directors         57        2000
                          Senior Executive Vice President and
Richard D. DiCerchio      Director                                   56        2002
Richard A. Galanti        Executive Vice President, Chief            43        2000
                          Financial Officer and Director
Benjamin S. Carson, Sr.,  Director                                   48        2001
 M.D.
Hamilton E. James         Director                                   48        2001
Richard M. Libenson       Director                                   57        2002
John W. Meisenbach        Director                                   63        2002
Charles T. Munger         Director                                   75        2002
Frederick O. Paulsell,    Director                                   60        2001
 Jr.
Jill A. Ruckelshaus       Director                                   62        2001

--------
(1) For a description of certain committees of the Board and the members of such committees, see "Committees of the Board" below.

  James D. Sinegal has been President, Chief Executive Officer and a director of the Company since October 1993 upon consummation of the merger of Costco Wholesale Corporation ("Costco") and The Price Company (the "Merger"). From its inception until 1993, he was President and Chief Operating Officer of Costco and served as Chief Executive Officer from August 1988 until October 1993. Mr. Sinegal was a co-founder of Costco and has been a director since its inception.

  Jeffrey H. Brotman is a native of the Pacific Northwest and is a 1967 graduate of the University of Washington Law School. Mr. Brotman was a founder and Chairman of the Board of Costco from its inception. In October 1993, upon the consummation of the Merger, Mr. Brotman became the Vice Chairman of the Company and has served as Chairman since December 1994. Until February 1999, Mr. Brotman was a director of Starbucks Corporation.

  Richard D. DiCerchio has been Senior Executive Vice President of the Company since 1997. He is Chief Operating Officer--Merchandising, Distribution and Construction, and has been a director of the Company since October 1993. Until mid-August 1994, he also served as Executive Vice President, Chief Operating Officer-Northern Division. He was appointed Chief Operating Officer-Western Region of Costco in August 1992 and was appointed Executive Vice President and director of Costco in April 1986. From June 1985 to April 1986, he was Senior Vice President, Merchandising of Costco. He joined Costco as Vice President, Operations in May 1983.

  Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. He was Senior Vice President, Chief Financial Officer and Treasurer of Costco from January 1985 to October 1993, having joined as Vice President-Finance in March 1984. From 1978 to February 1984, Mr. Galanti was an Associate with Donaldson Lufkin & Jenrette Securities Corporation. In March 1995, Mr. Galanti settled an action brought by the SEC alleging a then five-year-old violation of Section 10(b) of the Securities Exchange Act of 1934, as amended and Rule 10b-5 promulgated thereunder, that was unrelated to Mr. Galanti's position with the Company. Without admitting or denying the allegations of the SEC's complaint, Mr. Galanti agreed to pay $64,408, and entered into an order requiring him to comply with the relevant sections of the federal securities laws and rules. Mr. Galanti's duties as a director and officer of the Company have not been and will not be affected by the settlement.

  Benjamin S. Carson, Sr., M.D. has been a director of the Company since May 1999. He is the Director of Pediatric Neurosurgery at Johns Hopkins University. Dr. Carson has been a director of Kellogg Company since 1997.

  Hamilton E. James has been a director of the Company since October 1993 and was a director of Costco from August 1988 to October 1993. Mr. James is a director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"); he has been Chairman of DLJ's Banking Group since 1995 and Chairman of DLJ's Merchant Banking since 1991.

  Richard M. Libenson has been a director of the Company since October 1993. He was a director of The Price Company since its formation in 1976 until October 1993, and was an executive officer of The Price Company from 1976 until October 1989, when he retired from active involvement as an officer of The Price Company. He served as Chief Operating Officer of The Price Company from August 1986 through October 1988, and Vice Chairman of its Board from October 1988 through September 1989.

  John W. Meisenbach has been a director of the Company since October 1993 and was a director of Costco since its inception. He is President of MCM (Meisenbach Capital Management), a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International and M Financial Holdings. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

  Charles T. Munger has been a director of the Company since January 1997. He is also Vice Chairman of the Board of Berkshire Hathaway Inc., Chairman of the Board of Directors of Daily Journal Corporation and Chairman of the Board of Directors of Wesco Financial Corporation.

  Frederick O. Paulsell, Jr. was a director of the Company from October 1993 until June 1994 and was elected again as a director of the Company in January 1995. He was a director of Costco since its inception. From 1973 through March 1982, he was Executive Vice President of Foster & Marshall Inc., and he was Executive Vice

President of Foster & Marshall/American Express Inc. from March 1983 through June 1985. Mr. Paulsell was President of Foster, Paulsell & Baker, an investment banking firm, between 1985 and 1995. Since early 1995, Mr. Paulsell has been a Principal of Olympic Capital Partners, L.L.C., a Seattle-based investment banking firm. Mr. Paulsell serves on a number of boards of various companies and organizations including Stewart Title Holding Company and TRM Copy Centers. Mr. Paulsell was Chairman of Ballard Computer, which filed for bankruptcy protection in May 1995.

  Jill A. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on a number of boards and organizations, including Lincoln National Corporation.

Committees of the Board

  The Audit Committee's function is to review the results of the audit of the Company performed by the independent public accountants, to review and evaluate internal accounting controls and to recommend the selection of independent public accountants. The Audit Committee is also authorized to conduct such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants, including the availability of Company records, information and personnel. The Audit Committee consists of Messrs. Libenson, Paulsell and Meisenbach. The Audit Committee met four times during the 1999 fiscal year.

  The Compensation Committee's function is to review the salaries, bonuses and stock options provided to certain executive officers of the Company and oversee the overall administration of the Company's compensation and stock option program. The Compensation Committee consists of Messrs. James, Paulsell, Meisenbach and Ms. Ruckelshaus. The Compensation Committee met informally several times during fiscal year 1999.

  During the Company's last fiscal year, the Company's Board of Directors met four times. Each member of the Board attended 75% or more of the Board meetings, and each member of the Board who served on one of the above-listed committees attended at least 75% of the committee meetings.

                            EXECUTIVE COMPENSATION

  The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (A) the Chief Executive Officer of the Company (the "CEO"), and (B) the four other most highly compensated individuals (other than the CEO) who were serving as executive officers of the Company at the end of the 1999 fiscal year (collectively, together with the CEO, the "Named Executive Officers").

Summary of Compensation

  The following table summarizes the compensation earned by the Named Executive Officers during fiscal 1999, 1998 and 1997.

                          SUMMARY COMPENSATION TABLE

                                                                   Long Term
                                                                  Compensation
                                   Annual Compensation               Awards
                        ----------------------------------------- ------------
                           Fiscal                    Other Annual  Securities   All Other
  Name and Principal    Compensation Salary          Compensation  Underlying  Compensation
       Position             Year       ($)    Bonus      ($)      Options/SARs    ($)(A)
  ------------------    ------------ ------- ------- ------------ ------------ ------------
James D. Sinegal.......     1999     350,000 200,000       0        100,000       19,045
 President and Chief        1998     332,692 200,000       0        100,000       17,230
 Executive Officer          1997     300,000 200,000       0        250,000       16,836

Jeffrey H. Brotman.....     1999     350,000 200,000       0        100,000       18,050
 Chairman of the Board      1998     332,692 200,000       0        100,000       16,315
                            1997     300,000 200,000       0        250,000       15,683

Richard D. DiCerchio...     1999     375,000 100,000       0         60,000       17,915
 Senior Executive Vice      1998     349,904 100,000       0         60,000       16,210
 President                  1997     325,000 100,000       0         60,000       15,683

Richard A. Galanti.....     1999     350,000  80,000       0         50,000       15,580
 Executive Vice             1998     324,904  80,000       0         50,000       15,545
 President and CFO          1997     300,000  80,000       0         50,000       15,017

Dennis R. Zook.........     1999     340,000  84,580       0         50,000       17,455
 Executive Vice             1998     316,115  77,346       0         50,000       15,317
 President,                 1997     290,000  83,674       0         50,000       16,913
 COO-Southern Division
 and Mexico

--------
(A) In fiscal year 1999, amounts shown for each Named Executive Officer include the Company's matching contributions under a deferred compensation plan of $5,000 each, matching contributions of $500 each and Company contributions of $11,200, $11,200, 11,200, $9,600 and $11,200,
    respectively, under the Company's 401(k) Retirement Plan. Amounts shown for each Named Executive Officer also include premiums representing the term insurance portion under the executive life program of $2,345, $1,350, $1,215, $480 and $755, respectively, in fiscal year 1999.

Grants of Stock Options

  The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 1999:

                     Option/SAR Grants in Last Fiscal Year

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                           Number of     % of Total                                 Annual Rates of Stock
                          Securities    Options/SARs                                Price Appreciation for
                          Underlying     Granted to                                    Option Term (C)
                          Option/SARs     Employees       Exercise or    Expiration ----------------------
          Name           Granted(#)(A) Fiscal Year (B) Base Price ($/Sh)    Date      5% ($)     10% ($)
          ----           ------------- --------------- ----------------- ---------- ---------- -----------
James D. Sinegal........    100,000          2.2            89.9375       04/01/09   5,656,079  14,333,699
Jeffrey H. Brotman......    100,000          2.2            89.9375       04/01/09   5,656,079  14,333,699
Richard D. DiCerchio....     60,000          1.3            73.8125       02/09/09   2,785,197   7,058,276
Richard A. Galanti......     50,000          1.1            73.8125       02/09/09   2,320,997   5,881,897
Dennis R. Zook..........     50,000          1.1            73.8125       02/09/09   2,320,997   5,881,897

--------
(A) These stock options vest 20% per year for five years from the date of grant and expire ten years from the date of grant. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.
(B) The total number of stock options granted in fiscal 1999 by the Company was 4,545,250 to approximately 917 employees.
(C) These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission, and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. The actual value of the options will depend on the performance of the Common Stock, and may be greater or less than the amounts shown.

Exercise of Stock Options

  The following table sets forth information concerning the exercise of stock options during fiscal 1999 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

Aggregated Option/SAR Exercises in Last Fiscal Year and

                                                         Number of Securities
                                                        Underlying Unexercised Value of Unexercised
                                                           Options/SARs at     In-the-Money Options/
                                                              FY-End (#)        SARs at FY-End ($)
                                                        ---------------------- ---------------------
                         Shares Acquired Value Realized      Exercisable/          Exercisable/
          Name           on Exercise (#)     ($)(A)         Unexercisable          Unexercisable
          ----           --------------- -------------- ---------------------- ---------------------
James D. Sinegal........          0                0       308,400/340,000     16,780,472/10,485,625
Jeffrey H. Brotman......     25,418        1,152,282       303,983/340,000     16,526,955/10,485,625
Richard D. DiCerchio....     51,563        2,764,278        54,001/180,000      2,678,680/5,677,750
Richard A. Galanti......     50,000        2,548,968       135,250/156,000      7,459,995/5,093,625
Dennis R. Zook..........     42,176        2,205,333        28,000/160,375      1,317,750/5,343,208

--------
(A) Market value of underlying securities at the exercise date, minus the exercise price of such options.

Compensation of Directors

  Each non-employee director of the Company earns $30,000 per year for serving on the Board and $1,000 for each Board meeting and $500 for each committee meeting attended. In addition, non-employee directors receive an annual grant of options to purchase 8,000 shares of common stock, and are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

  Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation owned by Mr. Libenson was paid $200,000 during fiscal 1999. In addition, the Company paid premiums in the amount of $1,143 during fiscal 1999 for term life insurance for the benefit of Mr. Libenson under a split-dollar endorsement plan and premiums on long-term disability insurance in the amount of $4,181.

Compensation Committee Interlocks and Insider Participation

  The members of the Compensation Committee during fiscal 1999 were John W. Meisenbach, Hamilton E. James, Frederick O. Paulsell, Jr. and Jill A. Ruckelshaus.

  John W. Meisenbach is a principal shareholder of MCM (Meisenbach Capital Management). MCM provided consulting and brokerage services in managing the Company's employee benefit and member insurance programs. Employee medical, life and disability benefits, together with member health, auto and homeowner insurance premiums, totaled over $185 million. For these services, MCM received total compensation from third party insurers of $1,655,479 in FY 1999.

  Frederick O. Paulsell, Jr. is majority owner of a company that received payments from the Company in fiscal 1999 of $199,368 for merchandise sold to the Company for resale.

Report of Compensation Committee

  The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during fiscal 1999.

  Compensation Philosophy. The Committee endeavored to ensure that the compensation programs for executive officers of the Company during fiscal 1999 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee sought to align total compensation for senior management with corporate performance and the interests of the shareholders. The Committee placed emphasis on variable, performance based components, such as stock option awards and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short-term and long-term incentive compensation programs were intended to reinforce management's commitment to enhancement of profitability and shareholder value.

  The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during fiscal 1999. While the Committee considered such corporate performance measures as net income, earnings per common share, stock price performance, comparable warehouse sales, margins and rate of revenue increase, the Committee did not apply any specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as the ability to meet annual corporate growth and profits goals, demonstrated leadership ability and enhancement of customer franchise.

  Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution. The Committee believes that it has established relatively low cash compensation levels in favor of equity-linked incentive programs.

  From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons outlined above. The factors taken into account in determining awards under the bonus plan were the corporate performance measures described above.

  In general, awards under the option plan are approved at various times throughout the year. The number of options previously awarded to and held by executive officers was reviewed but was not a determinative factor in the size of 1999 option grants.

  In general, compensation payments in excess of $1 million to any of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, certain performance based compensation is not subject to such limitation. The Company's stock option plan currently qualifies for such performance based exception. The Company does not expect that its cash compensation payable to any of the Named Executive Officers will exceed the $1 million limitation for fiscal 1999.

  Chief Executive Officer Compensation. In evaluating the compensation of James D. Sinegal, President and Chief Executive Officer of the Company for fiscal 1999, the Committee placed emphasis on Mr. Sinegal's superior leadership in managing the business, as well as the Company's financial and operating performance.

  Despite the competitive environment which prevailed for retailers throughout fiscal 1999, the Company's total sales were $26.98 billion, an increase of 13% from the prior fiscal year, and comparable warehouse sales for the 1999 fiscal year increased by approximately 10% from the prior year. Net income from continuing operations for fiscal 1999 was $397.3 million, despite the fact that these results included a $50 million pre-tax provision in the fourth quarter of fiscal 1999 for impaired assets and warehouse closing costs, and a one-time $118 million non-cash, after-tax charge recorded in the first quarter of fiscal 1999, reflecting the cumulative effect of the Company's change in accounting for membership fees from a cash to a deferred method. Before the impact of these two charges, net earnings in fiscal 1999 totaled $545.3 million, compared to net income of $459.8 million in the prior fiscal year.

                                       Compensation Committee
                                       Hamilton E. James
                                       John W. Meisenbach
                                       Frederick O. Paulsell, Jr.
                                       Jill A. Ruckelshaus

Performance Graph

  The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: BJ's Wholesale Club Inc.; Dayton Hudson Corporation; Home Depot, Inc.; Kmart Corporation; The Limited Ltd.; Nordstrom Inc.; Office Depot, Inc.; Staples Inc.; Toys R Us Inc.; and Wal Mart Stores, Inc. The information is provided for the period from the Company's inception (upon consummation of the Merger), October 21, 1993, through August 29, 1999, the end of fiscal 1999.


[GRAPH OF COMPARED CUMULATIVE TOTAL RETURN AMONG COSTCO WHOLESALE CORPORATION,
                      S&P 500 INDEX AND PEER GROUP INDEX]


               -----------------------FISCAL YEAR ENDING----------------------
COMPANY/INDEX/ 10/21/1993 12/31/1993  3/31/1994  6/30/1994  9/30/1994 12/30/1994
 MARKET

Costco Wholesale   100.00     100.72      94.84      78.16      84.04      67.37
 Corp

Peer Group         100.00      93.90      95.72      91.25      92.43      86.30
 Index

S&P 500 Index      100.00     100.25      96.45      96.85     101.59     101.57



               -----------------------FISCAL YEAR ENDING----------------------
COMPANY/INDEX/  3/31/1995  6/30/1995  9/01/1995 12/29/1995  3/29/1996  6/28/1996
 MARKET

Costco Wholesale    77.18      85.03      91.24      79.79      98.11     113.15
 Corp

Peer Group          94.99      97.57      92.83      85.34      91.24     101.49
 Index

S&P 500 Index      111.46     122.10     126.47     139.75     147.25     153.85



               -----------------------FISCAL YEAR ENDING----------------------
COMPANY/INDEX/ 08/30/1996 12/31/1996  3/31/1997  6/30/1997  8/29/1997 12/31/1997
 MARKET

Costco Wholesale   103.99     131.46     144.54     172.01     188.69     233.49
 Corp

Peer Group         100.78      93.79     106.55     129.71     136.35     153.49
 Index

S&P 500 Index      150.16     171.83     176.44     207.24     211.20     229.16



               -----------------------FISCAL YEAR ENDING----------------------
COMPANY/INDEX/  3/31/1998  6/30/1998  8/28/1998 12/31/1998  3/31/1999  6/30/1999
 MARKET

Costco Wholesale   279.93     329.97     277.64     377.71     479.09     418.92
 Corp

Peer Group         189.40     222.12     223.21     285.51     319.26     330.40
 Index

S&P 500 Index      261.13     269.75     228.29     294.65     309.33     331.13



               -----------------------FISCAL YEAR ENDING----------------------
COMPANY/INDEX/  8/27/1999
 MARKET

Costco Wholesale   403.22
 Corp

Peer Group         313.96
 Index

S&P 500 Index      319.21

                    ASSUMES $100 INVESTED ON OCT. 21, 1993
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING AUG. 29, 1999


Certain Relationships and Transactions

  John W. Meisenbach is a principal shareholder of MCM (Meisenbach Capital Management). MCM provided consulting and brokerage services in managing the Company's employee benefit and member insurance programs. Employee medical, life and disability benefits, together with member health, auto and homeowner insurance premiums, totaled over $185 million. For these services, MCM received total compensation from third party insurers of $1,655,479 in FY 1999.

  Richard A. Galanti's sister is owner of a company that received payments from the Company in fiscal 1999 of $133,745 for merchandise sold to the Company for resale. Frederick O. Paulsell, Jr. is majority owner of a company that received payments from the Company in fiscal 1999 of $199,368 for merchandise sold to the Company for resale.

  Richard D. DiCerchio's brothers-in-law were employed by the Company during fiscal year 1999 at annual salaries of $130,000 and $61,000. Frederick O. Paulsell, Jr.'s two sons were employed by the Company during fiscal year 1999 at annual salaries of $110,000 and $69,500. James D. Sinegal's two sons and brother-in-law were employed by the Company during fiscal year 1999 at annual salaries of $165,000, $162,000, and $139,500, respectively.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any of the Company's equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 1999, such SEC filing requirements were satisfied, except that W. Craig Jelinek filed a late Form 4 reporting a single transaction.

                                  PROPOSAL 2:
              APPROVAL AND AUTHORIZATION OF INDEMNITY AGREEMENTS

  The Board of Directors has approved, and authorized the Company to enter into, contracts of indemnity (the "Indemnity Agreements"), in substantially the form attached hereto as Annex A, with its directors and certain of its executive officers. The Board of Directors has also directed that this proposal to authorize the Company to enter into the Indemnity Agreements be submitted to the shareholders for their approval.

  Each of the Company's directors and certain of the Company's executive officers were parties to similar indemnity agreements with the Company's predecessor, Costco Companies, Inc. ("CCI"), a Delaware corporation and former parent company of the Company and the organization. The form of those indemnity agreements, which contained provisions similar to the Indemnity Agreements currently before the shareholders, was approved by the stockholders of CCI at the annual meeting of stockholders of CCI held on January 13, 1994.

  On August 30, 1999, CCI consummated a corporate reorganization principally involving the merger of CCI with and into the Company, with the Company as the surviving entity. As a result of the merger, the Company became the new parent company of the organization and the stockholders of CCI became shareholders of the Company. The prior indemnity agreements with CCI were prepared in conformity with Delaware law. The Indemnity Agreements being considered here, prepared in conformity with relevant Washington law, would serve the same essential purposes as the prior indemnity agreements with CCI.

  The Indemnity Agreements would provide the individuals that enter into them a contractual right to indemnification and advancement of defense expenses that would be in addition to any rights provided under the Washington Business Corporation Act (the "WBCA"), by which the Company is governed as a Washington corporation, the Company's Amended and Restated Articles of Incorporation (the "Articles"), the Company's bylaws or otherwise. If the shareholders approve the proposal, the Company will enter into Indemnity Agreements with each of its directors and with certain of its executive officers, and similar agreements will be entered into, from time to time, with future directors of the Company and with such of its officers, employees or agents as may be designated by the Board of Directors. If the shareholders do not approve the proposal, the Board of Directors will reconsider whether indemnity agreements should be entered into and then take such action as the Board deems appropriate.

Authority for and Purpose of Indemnity Agreements

  Neither the WBCA nor Article VII of the Articles ("Article VII"), which requires the Company to indemnify its directors to the full extent permitted under the WBCA, are, by their terms, exclusive of any other indemnity rights available to a director or officer of the Company. However, the provisions of
Article VII, more fully discussed below, are subject to amendment and may be replaced entirely in the event that the Company becomes subject to a change of control. The WBCA mandates indemnification only in certain, limited circumstances. Moreover, neither the WBCA nor Article VII mandates indemnification protection to non-director officers or employees of the Company.

  The purposes of the Indemnity Agreements are therefore twofold. First, the Indemnity Agreements would provide directors specific contractual rights to indemnification and advancement of expenses in addition to the rights and authorizations provided in the WBCA and Article VII. The Indemnity Agreements would obligate the Company to provide indemnification and to advance expenses as provided in the Indemnity Agreements, regardless of subsequent events, including, without limitation, a change in control of the Company or a future amendment of the Articles. Second, the Indemnity Agreements would provide officers of the Company a right to indemnification protection which they do not currently enjoy under either the WBCA or Article VII.

  Unlike directors' and officers' liability insurance and the indemnification provisions in the Articles, the Indemnity Agreements would not be subject to unilateral cancellation, or to revision or repeal by the Company's Board of Directors or shareholders. Thus, the Indemnity Agreements would provide the Company's directors and officers with specific contractual assurance that they will be protected against unwarranted personal liability for actions taken in good faith in the fulfillment of their responsibilities to the Company and its shareholders.

  The rights to indemnification and advancement of expenses currently provided by the WBCA and the Company's Articles, and the limitations of directors' liability currently provided under Article VII, are summarized as follows:

Rights and Authorizations Provided Under Washington Law

  Sections 8.56 and 8.57 of the WBCA authorize the Company to indemnify and advance expenses to its directors, officers, employees and agents with certain limitations. Generally, under the WBCA the Company is authorized to indemnify a director if: (i) the director acted in good faith; (ii) the director reasonably believed that (a) in cases involving conduct in the director's official capacity as a director of the Company, the director's conduct was in the Company's best interests, and (b) in all other cases, that the director's conduct was at least not opposed to the Company's best interests; and (iii) in cases involving criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful. However, if authorized by the Articles, a bylaw approved by the shareholders or a resolution adopted by the shareholders, the Company may indemnify a director without regard to these limitations except in situations involving: (i) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) distributions finally adjudged to have been improper for which the director voted or to which the director assented without performing the director's statutory duties; and (iii) any transaction with respect to which it is finally adjudged that the director personally received a benefit in money, property or services to which the director was not entitled. And unless limited by the Articles, the Company is required under the WBCA to indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because of being a director of the Company.

  Officers, employees and agents of the Company who are not also directors of the Company are provided at least the same indemnification rights under the WBCA as that provided to directors. The Company is authorized under the WBCA to indemnify any such officer, employee or agent who is not also a director of the Company to the extent, consistent with law, that may be provided in the Articles, the Company's bylaws, general or specific action of the Board of Directors, or by contract. However, unlike the case with directors, the WBCA does not mandate indemnification of officers or employees under any circumstances.

  In addition to the above-described authorization, the WBCA specifically empowers the Company to enter into contracts in which it agrees to indemnify directors or officers made a party to a proceeding, or in which it obligates itself to advance or reimburse expenses incurred by directors or officers in a proceeding. Thus, the WBCA permits Washington corporations, among other things, to enter into separate indemnification contracts with their officers and directors and thereby obligate themselves to provide indemnification to the fullest extent, and under all circumstances, permitted by applicable law.

Indemnification and Advancement of Expenses and Limitation of Director Liability Provided by The Company Under the Articles

  Certain provisions of the Articles currently provide directors with rights to indemnification and advancement of expenses to the fullest extent permitted under the WBCA, and other provisions limit the personal liability of directors to the Company or its shareholders. The following summary of such provisions is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the articles attached hereto as Annex B.

  Article VII provides that the Company shall indemnify its current and future directors against all expenses actually and reasonably incurred by them in connection with any action, suit or proceeding brought against such individuals by reason of the fact that they are or were directors of the Company to the full extent permitted by applicable law. Therefore, the Company's authority to indemnify its directors is only limited to the circumstances described above involving intentional misconduct, knowing violations of law, unlawful distributions or dividends, or transactions that result in improper personal benefit.

  In addition to the rights and authorizations to indemnification provided by
Article VII, Article VI of the Articles provides that no director shall be personally liable to the Company or any of its shareholders for monetary damages incurred in connection with his or her conduct as a director. The effect of Article VI is to limit the monetary liability of directors for breaches of their fiduciary duty of care, including gross negligence. Article VI does not, by its terms, relieve directors from their liability for intentional misconduct, knowing violations of law, distributions or dividends made in violation of Section 8.31 of the WBCA, or transactions that result in improper personal benefit to such directors. Moreover, equitable remedies, such as injunctive relief against directors, are not limited by Article VI.

  Neither Article VI nor Article VII apply by their respective terms to the Company's officers, employees, or agents. Therefore, no indemnification, nor protection from personal liability to the Company or its shareholders, is afforded under the Articles to officers, employees or agents of the Company.

Principal Terms of the Indemnity Agreements

  The following is a summary of the principal terms of the Indemnity Agreements. This summary is not intended to be complete and is qualified in its entirety by reference to the form attached hereto as Annex A.

  The Indemnity Agreements would require the Company to pay for any and all amounts including without limitation all losses, claims, damages, liabilities or expenses (including attorneys' fees, judgments, fines, penalties, settlements, and other expenses incurred in connection with an indemnifiable proceeding) that the individual party became legally obligated to pay in connection with any claim made by reason of his or her conduct as director, officer, employee or agent of the Company, including any action taken while serving in such a capacity for another enterprise at the Company's request. However, neither a director nor an officer, employee or agent would be entitled to indemnification under the Indemnity Agreements in connection with a proceeding initiated by such director or officer, unless such proceeding was authorized or consented to by the Board of Directors.

  No payments may be made under the Indemnity Agreements for a claim arising in connection with: (i) any suit in which a final judgment is rendered for an accounting for "short swing" profits made from the purchase or sale by the individual of securities of the Company in violation of Section 16(b) of the Securities Act of 1934, as amended; (ii) conduct that is finally adjudged to be intentional misconduct or a knowing violation of law; (iii) distributions or dividends finally adjudged to have been made in violation of Section 8.31 of the WBCA; or (iv) any transaction finally adjudged to have resulted in the individual receiving improper personal profit or advantage.

  Additionally, indemnification would not be payable to the extent that the Company had already advanced expenses to such individual with respect to such claims, or to the extent that the individual had already received insurance payments with respect thereto, or to the extent that such payment would be unlawful. The Indemnity

Agreements further provide that the Company would have no obligation to indemnify the individual for any settlements that the individual has entered into without the Company's consent, provided such consent is not unreasonably withheld. Without a similar consent from the individual, the Company could not settle any claims in a manner that would impose an obligation on the individual.

  The Company would be required to indemnify the individual party for all covered claims within sixty (60) days of receiving a written request therefor. The Indemnity Agreements would also require the Company to advance expenses to an individual within twenty (20) days of receiving a written request for such expenses. Consistent with Sections 8.55 and 8.56 of the WBCA, any determination as to an indemnity or advance of expenses under the Indemnity Agreements must be made: (i) by a majority vote of a quorum of directors not at the time parties to a proceeding (such directors to be referred to herein as "Disinterested Directors") or, if a quorum of Disinterested Directors cannot be obtained, by a committee of two or more Disinterested Directors designated by the Board of Directors, including any Disinterested Directors participating in such determination; (ii) by special legal counsel; or (iii) by the Company's shareholders (with shares owned or controlled by directors party to a proceeding not to be voted on such determination). By signing one of the Indemnity Agreements, each individual would undertake to repay any costs or expenses advanced if it were ultimately determined by a court in a final, non-appealable adjudication that the individual was not entitled to such advance pursuant to the terms of the Indemnity Agreements.

  The Agreements would give the Company the right, upon advancing costs to an individual, to assume the defense of the litigation against that individual. Upon notifying the individual that it had assumed the defense, the Company would be relieved of further obligations to advance expenses. However, the individual would be permitted to engage separate counsel at his or her own expense, or, if that individual reasonably concluded there was a conflict of interest between the Company and the individual, then that individual could engage such counsel at the Company's expense. If it advanced expenses or paid indemnification under the Indemnity Agreement, the Company would succeed by subrogation to any claims, including claims for contribution, indemnification or offset, that the individual might have to recover from third parties in connection with his or her own losses.

  If the Company did not advance expenses or pay indemnification as provided under the Indemnity Agreements, the individual would have the right to seek to enforce his or her rights to indemnification and advancement of expenses in court. In such an action, the Company would have the burden of proving that indemnification under the Agreements was not required.

  Regardless of what the Indemnity Agreements purport to provide, all rights to indemnification and advancement of expenses thereunder would exist only to the extent permitted by applicable law. Thus, while the Indemnity Agreements, by their terms, would require indemnification of judgments or settlements in derivative actions as well as claims arising out of conduct found to constitute gross negligence, the enforceability of such provisions remains subject to considerations of state law and policy. For this reason, the Indemnity Agreements provide that no indemnification will be payable if such payment would be unlawful. Further, the Indemnity Agreements contain a severability provision stating that, if any portions of the agreement are found to be unenforceable, the remaining provisions will be given full force and effect.

  The Indemnity Agreements would apply by their terms to any claims asserted after their effective dates, whether arising from acts or omissions occurring before or after their effective dates. Like all indemnification obligations, the Company's obligations under the Indemnity Agreements could have a significant impact on the Company's finances in the event that major litigation were initiated against directors and officers. In such an event, the Company's obligations under the Indemnity Agreements would not be conditional on its ability to pay or on the effect such payment obligations might have on its financial condition. The Company is not aware of any pending or threatened claim against any of the Company's directors and officers for which indemnification may be sought pursuant to the Indemnity Agreements.

  The Indemnity Agreements attempt to ensure that, in the event of a change in control of the Company or other circumstances in which directors and officers must make difficult choices among conflicting interests or implement policies that may serve the interests of the Company and not those of a particular group, the Company's decision makers are not influenced by considerations of whether they will be adequately protected from unwarranted personal liability. While no such threats or choices currently confront the Company, the Board of Directors believes that the Indemnity Agreements are in the Company's and shareholders' best long-term interests, and that such agreements, in conjunction with the indemnification and limitation of personal liability of directors provided in the Articles, will enhance the Company's ability to continue to attract and retain individuals of the highest quality and ability to serve as its directors and officers.

  Shareholder approval of the Indemnity Agreements is not required by law. Nevertheless, because the Company's directors will be parties to the Indemnity Agreements, and beneficiaries of the rights conferred thereby, the Board of Directors believes it is appropriate to submit the proposal to authorize the Company to enter into the Indemnity Agreements to the shareholders for their approval. In addition, the Company believes that shareholder approval of the Indemnity Agreements may pose a significant obstacle to any subsequent attempt by particular groups or interests to invalidate any such Indemnity Agreements. Shareholders should thus be aware that by approving the Indemnity Agreements, they may be effectively waiving their right to object at a later date to the form of the Indemnity Agreements or to payments made pursuant to their terms.

  The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required to approve the proposal to authorize the Company to enter into the Indemnity Agreements with its directors, officers, employees and/or agents. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THIS PROPOSAL.

         PROPOSAL 3: INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

  Subject to ratification by the shareholders at the Annual Meeting, the Board of Directors of the Company has selected Arthur Andersen LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 29, 1999. Arthur Andersen LLP has issued its report, included in the Company's Form 10-K, on the consolidated financial statements of the Company for the fiscal year ending August 29, 1999. Arthur Andersen LLP has served the Company in this capacity since the Merger and Costco since 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

  The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

                                 OTHER MATTERS

  Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Shareholder proposals intended to be presented at the 2001 annual meeting of shareholders must be received by the Company no later than September 1, 2000. Proposals may be mailed to the Company, to the attention of the Secretary, 999 Lake Drive, Issaquah, Washington 98027.

  A shareholder who intends to present a proposal at the Company's annual meeting in 2001, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of such intention by at least November 1, 2000, or management of the Company will have discretionary voting authority at the 2001 annual meeting with respect to any such proposal without discussion of the matter in the Company's proxy statement.

  A copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission will be provided to shareholders without charge upon written request directed to Joel Benoliel, Secretary.

                                          By Order of the Board of Directors,

                                          /s/ Joel Benoliel

                                          Joel Benoliel
                                          Secretary

                                    Annex A

                         COSTCO WHOLESALE CORPORATION
                           INDEMNIFICATION AGREEMENT

  This Indemnification Agreement (this "Agreement") dated as of       , 200
is made between Costco Wholesale Corporation, a Washington corporation (the
"Company"), and      ("Indemnitee").

                                   RECITALS

  A. Indemnitee is currently serving as a director, officer, employee and/or agent of the Company, and in such capacity Indemnitee is performing valuable services for the Company.

  B. The Company's Articles of Incorporation (the "Articles") provide for indemnification of members of its board of directors to the full extent permitted by the Washington Business Corporation Act (the "Act").

  C. The Act is not exclusive in the rights provided, and it contemplates that agreements may be entered into between the Company and the members of its board of directors, as well as its officers, employees and/or agents, with respect to indemnification of such directors, officers, employees and/or agents.

  D. In order to induce Indemnitee to continue to serve as a director, officer, employee and/or agent of the Company, the Company has agreed to enter into this Agreement with Indemnitee.

                                   AGREEMENT

  In consideration of the recitals above, the mutual covenants and agreements herein contained, and Indemnitee's continued service as a director, officer, employee and/or agent, as the case may be, of the Company after the date hereof, the parties to this Agreement agree as follows:

1. Indemnity of Indemnitee

  1.1 Scope. The Company agrees to hold harmless and indemnify Indemnitee to the full extent permitted by law, notwithstanding that such indemnification is not specifically authorized by this Agreement, the Articles, the bylaws of the Company, the Act or otherwise. As of the date of this Agreement, and notwithstanding the limitations in 23B.08.510 through 23B.08.550 of the Act, the Company shall indemnify and hold harmless Indemnitee against any and all Damages (as defined below) except for Damages arising out of:

  (a) Indemnitee's acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law;

  (b) Conduct of Indemnitee finally adjudged to be in violation of 23B.08.310 of the Act; or

  (c) Any transaction in which it is finally adjudged that Indemnitee personally received a benefit in money, property or services to which Indemnitee was not legally entitled.

  Except as provided in Section 3, the Company shall not indemnify Indemnitee in connection with a Proceeding (as defined below), or part thereof, initiated by Indemnitee unless such Proceeding, or part thereof, was authorized by the Board of Directors of the Corporation.

  In the event of any change, after the date of this Agreement, in any applicable law, statute or rule regarding the right of a Washington corporation to indemnify a member of its board of directors or an officer, such changes, to the extent that they would expand Indemnitee's rights hereunder, shall be within the purview of Indemnitee's rights and the Company's obligations hereunder, and, to the extent that they would narrow Indemnitee's rights hereunder, shall be excluded from this Agreement; provided, however, that any change that is required by applicable laws, statutes or rules to be applied to this Agreement shall be so applied regardless of whether the effect of such change is to narrow Indemnitee's rights hereunder.

  1.2 Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Articles, the Company's Bylaws, any agreement, any vote of shareholders or disinterested directors, the Act, or otherwise, whether as to action in Indemnitee's official capacity or otherwise.

  1.3 Additional Indemnity. If Indemnitee was or is made a party, or is threatened to be made a party, to or is otherwise involved (including, without limitation, as a witness) in any Proceeding (as defined below), the Company shall hold harmless and indemnify Indemnitee from and against any and all losses, claims, damages, liabilities or expenses (including attorneys' fees, judgments, fines, taxes or penalties, amounts paid in settlement and other expenses incurred in connection with such Proceeding) (collectively, "Damages").

  1.4 Definition of Proceeding. For purposes of this Agreement, "Proceeding" shall mean any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which Indemnitee is, was or becomes involved by reason of the fact that Indemnitee is or was a director, officer, employee and/or agent of the Company or that, being or having been such a director, officer, employee and/or agent, Indemnitee is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively a "Related Company"), including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by Indemnitee in an official capacity as a director, officer, employee, trustee or agent or in any other capacity while serving as a director, officer, employee, trustee or agent; provided, however, that, except with respect to an action to enforce the provisions of this Agreement, "Proceeding" shall not include any action, suit, claim or proceeding instituted by or at the direction of Indemnitee unless such action, suit, claim or proceeding is or was authorized by the Company's Board of Directors.

  1.5 Survival. The indemnification provided under this Agreement shall apply to any and all Proceedings, notwithstanding that Indemnitee has ceased to be a director, officer, employee, trustee or agent of the Company or a Related Company.

2. Expense Advances

  2.1 Generally. The right to indemnification of Damages conferred by Section 1 shall include the right to have the Company pay Indemnitee's expenses in any Proceeding as such expenses are incurred and in advance of such Proceeding's final disposition (such right is referred to hereinafter as an "Expense Advance").

  2.2 Conditions to Expense Advance. The Company's obligation to provide an Expense Advance is subject to the following conditions:

  2.2.1 Undertaking. If the Proceeding arose in connection with Indemnitee's service as a director, officer, employee and/or agent of the Company (and not in any other capacity in which Indemnitee rendered service, including service to any Related Company), then Indemnitee or his or her representative shall have executed and delivered to the Company an undertaking, which need not be secured and shall be accepted without reference to Indemnitee's financial ability to make repayment, by or on behalf of Indemnitee to repay all Expense Advances if and to the extent that it shall ultimately be determined by a final, unappealable decision rendered by a court having jurisdiction over the parties and the question that Indemnitee is not entitled to be indemnified for such Expense Advance under this Agreement or otherwise.

  2.2.2 Cooperation. Indemnitee shall give the Company such information and cooperation as it may reasonably request and as shall be within Indemnitee's power.

  2.2.3 Affirmation. Indemnitee shall furnish, upon request by the Company and if required under applicable law, a written affirmation of Indemnitee's good faith belief that he did not engage in conduct which falls within one or more of the exclusions set forth in Section 1.1 above.

3. Procedures for Enforcement

  3.1 Enforcement. In the event that a claim for indemnity, an Expense Advance or otherwise is made hereunder and is not paid in full within sixty days (twenty days for an Expense Advance) after written notice of such claim is delivered to the Company, Indemnitee may, but need not, at any time thereafter bring suit against the Company to recover the unpaid amount of the claim (an "Enforcement Action").

  3.2 Presumptions in Enforcement Action. In any Enforcement Action the following presumptions (and limitation on presumptions) shall apply:

  (a) The Company shall conclusively be presumed to have entered into this Agreement and assumed the obligations imposed on it hereunder in order to induce Indemnitee to continue as a director, officer, employee and/or agent, as the case may be, of the Company;

  (b) Neither (i) the failure of the Company (including the Company's Board of Directors, independent or special legal counsel or the Company's shareholders) to have made a determination prior to the commencement of the Enforcement Action that indemnification of Indemnitee is proper in the circumstances nor (ii) an actual determination by the Company, its Board of Directors, independent or special legal counsel or shareholders that Indemnitee is not entitled to indemnification shall be a defense to the Enforcement Action or create a presumption that Indemnitee is not entitled to indemnification hereunder; and

  (c) If Indemnitee is or was serving as a director, officer, employee, trustee or agent of a corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Company or in an executive or management capacity in a partnership, joint venture, trust or other enterprise of which the Company or a wholly owned subsidiary of the Company is a general partner or has a majority ownership, then such corporation, partnership, joint venture, trust or enterprise shall conclusively be deemed a Related Company and Indemnitee shall conclusively be deemed to be serving such Related Company at the request of the Company.

  3.3 Attorneys' Fees and Expenses for Enforcement Action. In the event Indemnitee is required to bring an Enforcement Action, the Company shall indemnify and hold harmless Indemnitee against all of Indemnitee's fees and expenses in bringing and pursuing the Enforcement Action (including attorneys' fees at any stage, including on appeal); provided, however, that the Company shall not be required to provide such indemnity for such attorneys' fees or expenses if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such Enforcement Action was not made in good faith or was frivolous.

4. Limitations on Indemnity; Mutual Acknowledgment

  4.1 Limitation on Indemnity. No indemnity pursuant to this Agreement shall be provided by the Company:

  (a) On account of any suit in which a final, unappealable judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto;

  (b) For Damages that have been paid directly to Indemnitee by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the Company;

  (c) On account of Indemnitee's conduct which is finally adjudged to fall within one or more of the exclusions set forth in Section 1.1 above; or

  (d) If a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  4.2 Mutual Acknowledgment. The Company and Indemnitee acknowledge that, in certain instances, federal law or public policy may override applicable state law and prohibit the Company from indemnifying Indemnitee under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission (the "SEC") has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Furthermore, Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company's right under public policy to indemnify Indemnitee.

5. Notification and Defense of Claim

  5.1 Notification. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability which it may have to Indemnitee under this Agreement unless and only to the extent that such omission can be shown to have prejudiced the Company's ability to defend the Proceeding.

  5.2 Defense of Claim. With respect to any such Proceeding as to which Indemnitee notifies the Company of the commencement thereof:

  (a) The Company may participate therein at its own expense;

  (b) The Company, by itself or jointly with any other indemnifying party similarly notified, may assume the defense thereof, with counsel satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense thereof, the Company shall not be liable to Indemnitee under this Agreement for any legal or other expenses (other than reasonable costs of investigation) subsequently incurred by Indemnitee in connection with the defense thereof unless
      (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action, or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) above;

  (c) The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent;

  (d) The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent; and

  (e) Neither the Company nor Indemnitee will unreasonably withhold its, his or her consent to any proposed settlement.

6. Subrogation

  In the event of payment under this Agreement by or on behalf of the Company, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers that may be required and shall do all things that may be necessary to secure such rights, including without limitation, the execution of such documents as may be necessary to enable the Company effectively to bring suit to enforce such rights.

7. Severability

  Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable, as provided in this Section 7. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

8. Governing Law; Binding Effect; Amendment and Termination

  (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Washington.

  (b) This Agreement shall be binding upon Indemnitee and upon the Company, its successors and assigns, and shall inure to the benefit of Indemnitee, Indemnitee's heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns.

  (c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties.

  IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the day and year first above written.

                                          COSTCO WHOLESALE CORPORATION


                                          By: _________________________________

                                          INDEMNITEE:


                                          _____________________________________

                                    Annex B

                             EXCERPTED PROVISIONS
                                      OF
                           THE AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                         COSTCO WHOLESALE CORPORATION

                                  ARTICLE VI

  A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating RCW 23B.08.310 of the Washington Business Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended, without any requirement of further action by the shareholders.

                                  ARTICLE VII

  The corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director of the corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

  Any repeal or modification of this Article by the shareholders of this corporation shall not adversely affect any right of any individual who is or was a director of the corporation which existed at the time of such repeal or modification.

PROXY

                         COSTCO WHOLESALE CORPORATION
                  999 Lake Drive, Issaquah, Washington 98027
         PROXY FOR THE JANUARY 27, 2000 ANNUAL MEETING OF SHAREHOLDERS
             This Proxy is Solicited By The Board of Directors of
                         Costco Wholesale Corporation

     The undersigned shareholder of Costco Wholesale Corporation (the "Company") hereby appoints Jeffrey H. Brotman and James D. Sinegal, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution to vote all the shares of Common Stock of the Company held of record by the undersigned on December 10, 1999 at the Annual Meeting of Stockholders to be held at the Meydenbauer Center Hall, 11100 N.E. 6th, Bellevue, Washington 98004, on Thursday, January 27, 2000 at 10:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 13, 1999.

     Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

           (Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)


                           . FOLD AND DETACH HERE .




                         COSTCO WHOLESALE CORPORATION


                        Annual Meeting of Shareholders

                          Thursday, January 27, 2000
                                  10:00 a.m.
                            Meydenbauer Center Hall
                                11100 N.E. 6th
                          Bellevue, Washington 98004

                                                            ____________________

                                                            | I plan to attend |
                                                            |    the meeting.  |
                                                            |                  |
                                                            |        [ ]       |
                                                            ____________________


1. Election as Class-I directors of James D. Sinegal, Jeffrey H. Brotman and Richard A. Galanti

                        FOR                          WITHHOLD
                (Except as indicated)                AUTHORITY
                        [ ]                             [ ]

     (Instruction: To withhold authority to vote for any individual nominees, write such nominee's name in the space provided below.)

     ________________________________________________________________________


2.   Approval of indemnity agreements.

     FOR        AGAINST        ABSTAIN
     [ ]          [ ]            [ ]



3.   Ratification of selection of independent auditors.

     FOR        AGAINST        ABSTAIN
     [ ]          [ ]            [ ]



     __                                     Dated:_____________________________
    |
                                            ___________________________________
                                                        Signature(s)

                                            ___________________________________

                                            Please sign as name(s) appear on
                                            this proxy, and date this proxy. If
                                            a joint account, each joint owner
                                            must sign. If signing for a
                                            corporation or partnership or as
                                            agent, attorney or fiduciary,
                                            indicate the capacity in which you
                                            are signing.



                           . FOLD AND DETACH HERE .




                         COSTCO WHOLESALE CORPORATION

                        Annual Meeting of Shareholders

                          Thursday, January 27, 2000
                                  10:00 a.m.
                            Meydenbauer Center Hall
                                11100 N.E. 6th
                          Bellevue, Washington 98004